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Exhibit 21.1

Subsidiaries of Nikola Corporation

Subsidiary	Jurisdiction
Nikola Subsidiary Corporation	Delaware
Nikola Motor Company LLC	Arizona
Nikola Powersports LLC	Arizona
Nikola Energy Company LLC	Arizona
Nikola Iveco Europe B.V.	Netherlands*

*
Nikola Corporation holds a 50% interest in Nikola Iveco Europe B.V.

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  Exhibit 21.1
Subsidiaries of Nikola Corporation